Exhibit 4.23



                               COVENANT NOT TO SUE


This Covenant Not To Sue (the "Covenant Not To Sue") by and between I-Link, Inc. ("I-Link"), its officers, directors, agents, employees, subsidiaries, parent entities, affiliates, and each of their respective officers, directors, agents, and employees (the "Covenanting Parties") and Winter Harbor, LLC ("Winter Harbor"), its officers, directors, agents, employees, parent entities, direct and indirect shareholders and partners and each of their respective officers, directors, agent and employees (the "Beneficiaries") is entered into and made effective on this 1st day of March, 2001 (the "Effective Date").

WITNESSETH

WHEREAS, at the request of, and to the benefit of, I-Link, Winter Harbor is relinquishing to a third party all of its ownership and dominion in its holdings of debt and equity securities of I-Link; and

WHEREAS, as part of that transaction, the Covenanting Parties, including, without limitation, I-Link, wish to finally resolve any and all matters between themselves and the Beneficiaries, including, without limitation, binding themselves not to commence any actions, claims or proceedings against the Beneficiaries;

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are expressly covenanted to by the Covenanting Parties, it is hereby agreed by the Covenanting Parties as follows:

1. Covenant Not To Sue. I-Link covenants and agrees, and hereby undertakes to have each of the Covenanting Parties undertake and agree, that from and after the Effective Date, it and they will not, directly or indirectly, initiate, file, commence or prosecute, or assist in the filing, commencement or prosecution of, any action, claim or proceeding, whether premised on facts either known or not known now, against any or all of the Beneficiaries in any federal, state, local or foreign court, arbitral forum or administrative agency. I-Link and the other Covenanting Parties agree that under no conditions will it or any entity or person under its control, directly or indirectly, initiate, file, commence or prosecute, or assist in the initiation, filing, commencement or prosecution of any action, claim or proceeding against any or all of the Beneficiaries. Except pursuant to an order entered by a competent judicial authority, the Covenanting Parties shall not render assistance of any kind, including, without limitation, the provision of documents or information, to any person or entity who has or is threatening to initiate, file, commence or prosecute any action, claim or proceeding against any of the Beneficiaries.

2. Dismissal of Actions. In the event any action, claim or proceeding is initiated, filed, commenced or prosecuted, directly or indirectly, by or on behalf of any of the Covenanting Parties against any of the Beneficiaries in any federal, state, local or foreign court, arbitral forum or administrative agency, within two (2) days of the receipt of a written notice sent to the offices of I-Link, the Covenanting Parties or the designated agent set forth in Section 8 hereof shall execute and consent to

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     the submission and/or filing of all documents, affidavits,  stipulations or other pleading or papers as may be necessary to effectuate a total and complete dismissal, with prejudice or equivalent final and irrevocable resolution, of any such action, claim or proceeding. The Covenanting Parties shall bear all of the Beneficiaries' costs and attorney's fees associated with the dismissal with prejudice or other final resolution of any action, claim or proceeding subject to this Covenant Not To Sue.

3. Covenant Not To Sue Defense. The Covenanting Parties consent to the interposition of this Covenant Not To Sue as a full and complete defense to, or an abatement of, and may be used as the basis for an injunction against, any action, claim or proceeding initiated, filed, commenced or prosecuted, directly or indirectly, against the Beneficiaries whatsoever.

4. Specific Performance. The Covenanting Parties acknowledge, confirm, and agree that damages may be inadequate for a breach or a threatened breach of this Covenant Not To Sue and, in the event of a breach or threatened breach hereof, the respective rights and obligations hereunder shall be immediately enforceable by specific performance, injunction, or other equitable remedy. The Covenanting Parties shall raise no equitable or legal defense to any action to enforce specific performance of this Covenant Not To Sue, whether such action is by way of a legal or equitable proceeding. Nothing contained in this Section 4 shall limit or affect any rights at law or otherwise of the Beneficiaries for a breach or threatened breach of any provision hereof, it being the intent of this provision to make clear that the respective rights and obligations of the Beneficiaries shall be enforceable in equity as well as at law or otherwise.

5. Binding Effect. This Covenant Not To Sue shall be binding on the legal representatives, heirs, successors, and assigns of each of the Covenanting Parties and shall inure to the benefit of the successors and assigns of each of the Beneficiaries.

6. Execution and Further Documents. This Covenant Not To Sue may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed for all purposes one agreement. Each of the Covenanting Parties agrees to execute any further documents, instruments, or other writing as the Beneficiaries, in their sole discretion, deem are required to obtain the full benefit of the Covenant Not To Sue granted hereunder.

7. Choice of Law/Forum. This Covenant Not To Sue, any performance under it, and any disputes arising under it shall be governed exclusively by the law of the State of New York, without giving effect to their conflict of laws principles. The Covenanting Parties expressly consent to the exclusive forum, jurisdiction, and venue of the Courts of the State of New York and the United States District Court for the Southern District of New York in any and all actions, disputes, or controversies arising out of or relating to this Covenant Not To Sue, including, without limitation, any proceeding to seek injunctive relief to bar any action, claim or proceeding from continuing.

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8.   Power of Attorney. Each of the Covenanting Party grants to I-Link a limited irrevocable power of attorney, coupled with an interest, sufficient to permit I-Link to execute such documents, instruments or other writings as are necessary and proper to give full force and effect to this Covenant Not To Sue.



Dated:  March 1, 2001



/s/John W. Edwards
------------------------------------
By:
Title:
(on behalf of I-Link and the
other Covenanting Parties)



Accepted and Agreed to:
----------------------

Winter Harbor, LLC

By:      First Media, L.P., its member

By:      First Media Corporation, its General Partner

By:      /s/Ralph W. Hardy, Jr.
         --------------------------------------------
         Ralph W. Hardy, Jr.
         Secretary
         (on behalf of Winter Harbor, LLC and
         the other Beneficiaries)

Dated:  March 1, 2001